EXHIBIT 10.53
October 17, 2007
Mr. Joseph B. Johnson
208 Northbrook Way
Greenville, SC 29615
Re: Offer letter
Dear Joe,
I am pleased to offer you the position of Vice-President, Corporate Controller, in the new AbitibiBowater, Inc. The following are details as agreed upon on this date:
Location:
For the time being, you may maintain an office in the Greenville, South Carolina area and you will continue to be an employee of Bowater Incorporated, as well as AbitibiBowater. During this interim time, you will be paid by Bowater Incorporated. However, you will be required eventually to relocate to the head office located in Montreal. The effective relocation date will be discussed and determined in the year 2008.
Effective Date:
The effective date is the closing of the merger (“Closing Date”). This offer is contingent on the conclusion of the merger, your being authorized to work in Canada and subject to approval of the Human Resources and Compensation Committee (“HRCC”) of the new company of various compensation items.
Base Salary:
Your annual base salary, effective the date of the merger, will be US$270,000.
Incentives and Perquisites:
We will request that the HRCC approve compensation plan redesigns as soon as practical following the closing. You will be eligible to participate in a short-term incentive plan with a target level of 40% of your base salary. We expect to terminate the current 2007 Annual Incentive Plan on the Closing Date and to pay the resulting bonus as soon as practicable. We will substitute a new plan for the remainder of 2007 and all of 2008, emphasizing the achievement of synergies.
Additionally, we anticipate continuing annual equity grants of similar value as you currently receive. We also anticipate a stock ownership requirement for key executives will be required. Previous equity awards will roll-over into the new Company and will be paid according to the initial payout schedule.

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You will be eligible for a perquisite allowance of US$7,000 per year as well as a complete annual medical examination.
Benefits:
Group Insurance and Retirement Benefits:
As long as you have dependants that remain in the United-States, you will have the choice to continue to participate in US group insurance and pension plans or to begin participation in the Bowater Canadian group insurance and pension plans.
Please refer to Paula Ferreira, Carol Hinton or Aaron Whitlock for more details on the Canadian Plans.
HR Policies and Procedures:
You will maintain your current vacation entitlement. You will also be entitled to all other Human Resources policies applicable to the Montreal, Head office location.
Harmonization:
Following the merger, the new company intends to harmonize certain benefits offered to salaried employees, which may lead to changes in the current benefits. You will be informed about any changes at the appropriate time.
Relocation to Montreal:
In order to facilitate the relocation process, we have assigned Paula Ferreira to coordinate all aspects of your relocation. Please feel free to contact her at your earliest convenience at (514) 954-2988 or ferreirap@bowater.com.
The international relocation policy, which is enclosed, governs the general terms and conditions of your relocation to Montreal. The relocation benefits will include a lump sum of $83,587 as a housing and cost of living offset, which will be payable only when you begin the relocation process and will be subject to Canadian taxes. This payment includes an amount attributable to the higher Canadian tax rate. In addition, considering your special circumstance, the Company will provide an education allowance for a period of three years, up to a maximum of $15,000/per child per year.
In the event that you voluntarily terminate your employment or are terminated with cause, before the first anniversary of the effective date of this offer letter, you agree to reimburse all amounts incurred by the Company, computed on an aftertax basis, under the international relocation policy for your relocation to Montreal, on a prorated basis based on time worked during the one-year period.
Other:
Subject to the approval of the HRCC, you will be covered by a Change in Control agreement similar to your current agreement as well as an employment contract.

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We are excited about the prospects of the combination of the two companies and look forward to continuing to provide you with opportunities for personal and professional development.
Yours truly,
/s/ William G. Harvey
William G. Harvey
Senior Vice-President and Chief Financial Officer
To indicate your acceptance of this offer, please sign in the space provided below and return a copy of this letter to Jim Wright’s attention.
(a) I have had an adequate opportunity to read and consider this offer of employment and to obtain such legal or other advice in regard to it as I considered advisable; and
(b) I am signing this offer of employment voluntarily, without coercion, and without reliance on any representation, expressed or implied, by AbitibiBowater other than those contained herein.
I accept the offer as above:

/s/ Joseph B. Johnson	10-18-2007

Joseph B. Johnson	Date

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